UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 7, 2010
Date of Report (Date of earliest event reported)

FIRST BANKS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI	0-20632	43-1175538
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

135 North Meramec, Clayton, Missouri	63105
(Address of principal executive offices)	(Zip code)

(314) 854-4600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

First Banks, Inc.

Table of Contents

		Page

Item 8.01	Other Events	1

Item 9.01	Financial Statements and Exhibits	1

Signature		2

Item 8.01	Other Events.

On May 7, 2010, First Bank, a wholly owned subsidiary of First Banks, Inc. (“First Banks” or the “Company”), entered into a Branch Purchase and Assumption Agreement (the “Agreement”) with First Mid-Illinois Bank & Trust, N.A. (“First Mid-Illinois”), a wholly owned subsidiary of First Mid-Illinois Bancshares, Inc., headquartered in Mattoon, Illinois, providing for the sale of certain assets and the transfer of certain liabilities of 10 of First Bank’s Northern Illinois branches to First Mid-Illinois. Under the terms of the Agreement, First Mid-Illinois is to assume approximately $350.0 million of deposits associated with the acquired branches in Peoria, Galesburg, Quincy, Bartonville, Knoxville and Bloomington, including certain commercial deposit relationships, for a premium of approximately 4.77%. First Mid-Illinois is also expected to purchase approximately $150.0 million of loans as well as certain other assets at par value, including premises and equipment, associated with the acquired branches. The transaction, which is subject to regulatory approvals and certain closing conditions, is expected to be completed during the third quarter of 2010.

On April 30, 2010, First Bank completed the sale of certain assets and the transfer of certain liabilities of First Bank’s Texas franchise to Prosperity Bank, a subsidiary of Prosperity Bancshares, Inc., headquartered in Houston, Texas. In conjunction with the transaction, Prosperity Bank assumed approximately $500.0 million of deposits associated with First Bank’s 19 Texas retail branches, including certain commercial deposit relationships, for a premium of approximately 5.5%. Prosperity Bank also purchased approximately $100.0 million of loans as well as certain other assets at par value, including premises and equipment, associated with First Bank’s Texas operations.

First Banks issued a press release on May 7, 2010 announcing these transactions, a copy of which is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99	Press Release issued on May 7, 2010 – filed herewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST BANKS, INC.

Date:	May 10, 2010	By:	/s/	Terrance M. McCarthy
Terrance M. McCarthy
President and Chief Executive Officer

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